Free Writing Prospectus
Filed Pursuant to Rule 433
Registration Statement No. 333-177923
Dated October 9, 2012

J.P. Morgan ETF Efficiente 5 Index

Performance Update - October 2012

OVERVIEW
JPMorgan ETF Efficiente 5 Index is a J.P. Morgan strategy that seeks to generate returns through investing in exchange traded funds ("ETFs") and a cash index to provide exposure to a universe of diverse assets based on the efficient frontier portfolio analysis approach.

Hypothetical and Actual Historical Performance -September 30, 2002 to September
28, 2012

Key Features of the Index

[]  The strategy is based on a universe of 12 ETFs covering a broad range of assets and geographic regions, and a cash index.

[]  Monthly rebalancing of portfolio allocation, with all positions financed by short term borrowing of cash.

[]  Targets a volatility of 5%.

[]  Levels published on Bloomberg under the ticker EEJPUS5E.

Hypothetical and Actual Historical Volatility --September 30, 2002 to September
28, 2012

Recent Index Performance

                  YTD                            September 2012                 August 2012                        July 2012
--------------- -------- ------------ ---------- ---------------------- --------------------------- ---------- ---------------------
Historical Return(1)   5.51%                          0.03%                       0.27%                             2.65%
------------------------ ------------ ---------- ---------------------- --------------------------- ---------- ---------------------
Recent Index Composition

                                                               iShares                                       iShares S and P                             JPMorgan
                SPDR S and P          iShares    iShares     IBOXX INV                iShares MSCI iShares JP GSCI Cmdty-           iShares DJ  iShares  Cash Index
                 500 ETF  iShares     MSCI EAFE  Barclays 20+ GR Corp    iShares IBOXX Emerging Mkt Morgan EM   Indexed    SPDR Gold US Real    Barclays   USD 3
                  Trust  Russell 2000 Index Fund  Year TR       Bond    H/Y CORP BOND     Index     Bond Fund    Trust       Trust    Estate    TIPS Bond  Month
--------------- -------- ------------ ---------- ------------ --------- -------------- ------------ ---------- ----------- ---------
 October 12      0.0%     0.0%         0.0%       20.0%       20.0%       10.0%          0.0%       20.0%       0.0%       10.0%     15.0%      5.0%       0.0%
--------------- -------- ------------ ---------- ------------ --------- -------------- ------------ ---------- ----------- ---------
 September 12   10.0%     0.0%         0.0%       20.0%       15.0%       15.0%          0.0%       20.0%       0.0%        0.0%     20.0%      0.0%       0.0%
--------------- -------- ------------ ---------- ------------ --------- -------------- ------------ ---------- ----------- ---------

Comparative Hypotheical and Historical Total Returns (%), Volatility (%) and
Correlation -- September 28, 2012

                                                                                    Ten Year
                                 Three Year         Five Year         Ten Year      Annualized  Ten Year Sharpe Ten Year
                              Annualized Return Annualized Return Annualized Return  Volatility      Ratio      Correlation
----------------------------- ----------------- ----------------- ----------------- ----------- --------------- -----------
ETF Efficiente Index                8.3%              6.3%              6.8%           5.9%          1.152       100.0%
----------------------------- ----------------- ----------------- ----------------- ----------- --------------- -----------
S and P 500 (Price Return)         10.9%             -1.2%             5.9%          21.2%          0.277        22.0%
----------------------------- ----------------- ----------------- ----------------- ----------- --------------- -----------
Barclays Aggregate Bond Index
(Excess Return)                    5.6%              4.7%              2.8%           3.9%          0.716        30.3%
----------------------------- ----------------- ----------------- ----------------- ----------- --------------- -----------

Notes

Hypothetical, historical performance measures: Represent the performance of the
ETF Efficiente Index based on, as applicable to the relevant measurement period, the hypothetical backtested daily closing levels through October 28,
2010, and the actual historical performance of the ETFs based on the daily closing level from October 29, 2010 through September 28, 2012, as well as the performance of the S and P 500 Index ("S and P 500"), and the Barclays Aggregate Bond
Index (Excess Return) over the same periods. For purposes of these examples, each index was set equal to 100 at the beginning of the relevant measurement period and returns are calculated arithmetically (not compounded). There is no guarantee the ETF Efficiente Index will outperform the S and P 500 Index, the
Barclays Aggregate Bond Index (Excess Return) or any alternative investment strategy. Sources: Bloomberg and JPMorgan.
Volatility is calculated from the historical returns, as applicable to the relevant measurement period, of the S and P 500 Index and the Barclays Aggregate
Bond Index
(Excess Return). Volatility represents the annualized standard deviation of the relevant index's arithmetic daily returns since September 30, 2002. The Sharpe
Ratio, which is a measure of risk-adjusted performance, is computed as the ten year annualized historical return divided by the ten year annualized volatility.
The back-tested, hypothetical, historical annualized volatility and index returns have inherent limitations. These volatility and return results were achieved by means of a retroactive application of a back-tested volatility model designed with the benefit of hindsight. No representation is made that in the future the relevant indices will have the volatility shown. Alternative modeling techniques or assumptions might produce significantly different results and may prove to be more appropriate. Actual annualized volatilities and returns may vary materially from this analysis. Source: Bloomberg and
JPMorgan.

Key Risks

  There are risks associated with a momentum-based investment strategy--The ETF
Efficiente Index (the "Strategy") is different from a strategy that seeks long-term exposure to a portfolio consisting of constant components with fixed weights. The Strategy may fail to realize gains that could occur from holding assets that have experienced price declines, but experience a sudden price spike thereafter.

  Correlation of performances among the basket constituents may reduce the performance of strategy--performances among the basket constituents comprising the index from time to time (the "Basket Constituents") may become highly correlated from time to time during the term of your investment. High correlation during periods of negative returns among Basket Constituents representing any one sector or asset type that have a substantial weighting in the Strategy could have a material adverse effect on the performance of the
Strategy.

  Our affiliate, JPMSL, is the Calculation Agent and may adjust the Index in a way that affects its level--The policies and judgments for which JPMSL is responsible could have an impact, positive or negative, on the level of the
Index and the value of your investment. JPMSL is under no obligation to consider your interest as an investor with returns linked to the Index.
 The Index may not be successful, may not outperform any alternative strategy related to the Basket Constituents, or may not achieve its target volatility of
5%.
 The investment strategy involves quarterly rebalancing and maximum weighting caps applied to the Basket Constituents by asset type and geographical region.
Changes in the value of the Basket Constituents may offset each other.
 An investment linked to the Index is subject to risks associated with non-U.S.
securities markets, such as emerging markets and currency exchange risk.
 The Index was established on October 29, 2010 and has a limited operating history
The risks identified above are not exhaustive. You should also review carefully the related "Risk Factors" section in the relevant product supplement and the
"Selected Risk Considerations" in the relevant term sheet or pricing supplement.
For more information on the Index and for additional key risk information see
Page 9 of the Strategy Guide at

http://www.sec.gov/Archives/edgar/data/19617/000095010312003770/crt-dp31861_fwp
..pdf

DISCLAIMER
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(including a prospectus) with the Securities and Exchange Commission (the
"SEC") for any offerings to which these materials relate. Before you invest in any offering of securities by J.P. Morgan, you should read the prospectus in that registration statement, the prospectus supplement, as well as the particular product supplement, the relevant term sheet or pricing supplement, and any other documents that J.P. Morgan will file with the SEC relating to such offering for more complete information about J.P. Morgan and the offering of any securities. You may get these documents without cost by visiting EDGAR on the SEC Website at www.sec.gov. Alternatively, J.P. Morgan, any agent, or any dealer participating in the particular offering will arrange to send you the prospectus and the prospectus supplement, as well as any product supplement and term sheet or pricing supplement, if you so request by calling toll-free
(866) 535-9248.
Free Writing Prospectus filed pursuant to Rule 433; Registration Statement No.
333-177923

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